Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

April 23, 2013

Norfolk Southern reports first-quarter 2013 results

For 2013 vs. 2012:

         Railway operating revenues were $2.7 billion.

         Income from railway operations was $691 million.

         Net income was $450 million, or $1.41 per diluted share.

         Net income included $60 million, or $0.19 per diluted share from a property sale.

         The first-quarter railway operating ratio was 74.8 percent.

NORFOLK, VA. – For the first quarter of 2013, Norfolk Southern Corporation reported net income of $450 million, or $1.41 per diluted share, 10 percent higher than $410 million, or $1.23 per diluted share, for the first quarter of 2012.

First-quarter results included a gain from the sale of land to the Michigan Department of Transportation, which increased net income by $60 million, or $0.19 per diluted share.

“We’re pleased with Norfolk Southern’s first-quarter results, which illustrate our diverse customer base, superior operating performance, productivity initiatives, and expense controls,” said CEO Wick Moorman. “We are working to ensure that our rail franchise continues to thrive regardless of how our business mix changes.”

Railway operating revenues were $2.7 billion, 2 percent lower compared with first-quarter 2012, but shipment volumes increased 3 percent.

General merchandise revenues were $1.5 billion, 2 percent higher compared with first-quarter 2012, driven by increased shipments of chemicals and automobiles.

First-quarter coal revenues were $635 million, down 17 percent compared with the same quarter last year, due to lower average revenue per unit and a 4 percent decline in volume, the result of mild winter weather and low natural gas prices.

Intermodal revenues climbed 9 percent to $573 million as volumes increased by 9 percent compared with first-quarter 2012.

Railway operating expenses for the quarter were $2.0 billion, about even compared with first-quarter 2012.

Income from railway operations for the first quarter was $691 million, 7 percent lower compared with the same period of 2012.

The railway operating ratio was 74.8 percent compared with 73.3 percent for first-quarter 2012.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company         World Wide Web Site: www.nscorp.com